EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                    December 28,   December 30,  December 31,
                                           1996           1995          1994
PRIMARY

NET INCOME                             $206,070       $172,361      $152,898
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         470,216        481,154       483,708
       STOCK OPTIONS                        573            -            -
                                        470,789        481,154       483,708

PRIMARY EARNINGS PER SHARE (*)         $  .4377       $  .3582        $.3161

FULLY DILUTED

NET INCOME                             $206,070       $172,361      $152,898
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         3,499          3,508         3,508
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $209,569       $175,869      $156,406

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        470,216        481,154      483,708
        STOCK OPTIONS                       950           -             -
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003
                                          14,440         14,557      14,557
                                         485,606        495,711     498,265


FULLY DILUTED EARNINGS PER SHARE (*)   $  .4316      $   .3548       $.3139


(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.